Exhibit 99.2

ISLE OF CAPRI CASINOS, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is dated as of the dates set forth below and is made and entered into by and between Allan B. Solomon (“Consultant”) and Isle of Capri Casinos, Inc. (the “Company”).

1.                                      Term.  Unless earlier terminated as provided in paragraph 6 hereof, this Agreement shall have a term of eight months, commencing as of November 1, 2008, and ending as of June 30, 2009 (the “Term”).

2.                                      Title; Scope of Services.  During the Term, Consultant shall serve as a “Senior Advisor” to the Company and, in such capacity, Consultant shall provide to or for the benefit of the Company such services as are reasonably requested by the Chairman of the Board of Directors of the Company (the “Chairman”) in connection with legal and legislative matters impacting the Company’s operations in the State of Florida  (collectively, the “Services”).

3.                                      Compensation.  During the Term, the Company shall pay to Consultant $15,000 each month, which amount shall be paid monthly, no later than the tenth business day of each month.  Such fee shall be in addition to any payments or benefits otherwise due to Consultant from the Company, whether as a result of his retirement or otherwise.

In addition to the foregoing, the Company, in its sole discretion, may pay to Consultant a completion bonus, which amount:

a.                                      Shall not exceed $250,000;

b.                                     Shall be determined by the Chairman, in consultation with the Company’s Board of Directors, taking into account such factors as they deem relevant; and

c.                                      Shall be paid, if at all, in the form of a single sum 60 days after the conclusion of the Term.

4.                                      Business Expenses.  The Company shall reimburse Consultant for his reasonable business expenses incurred in connection with the performance of the Services hereunder, such reimbursement subject to the approval of the Chairman and subject to an aggregate estimated cap of $25,000 during the Term.  Consultant shall submit a monthly invoice and appropriate supporting documentation to the Company for any business expenses incurred by Consultant, but in no event later than 60 days following the end of the Term.  The Company shall remit payment to Consultant promptly, but in no event later than 14 days after receipt of such invoice and documentation.

5.                                      Office/Administrative Support.  During the Term, the Company shall provide to Consultant: (a) an appropriate workspace located at Boca Raton, Florida, or at such other location as Consultant may reasonably request, (b) such administrative and technical support as Consultant may reasonably require, and (c) use of  a computer and cell phone.

6.                                      Termination.  Consultant may terminate this Agreement prior to the expiration of the Term, but shall provide to the Company 60 days prior written notice thereof.  In such event, the Company’s obligations hereunder shall cease, but Consultant shall nevertheless be bound by the obligations set forth in paragraph 7b hereof.

7.                                      Non-Exclusive Relationship/Non-Competition.  The parties hereto agree that the provision of the Services by Consultant hereunder shall be non-exclusive; provided, however, that during the Term:

a.                                      Consultant shall be reasonably available to perform the Services required hereunder; and

b.                                     Consultant shall remain subject to the covenants and limitations related to confidential information, non-competition and non-solicitation set forth in section 5 of that certain Employment Agreement, dated as of January 1, 2002, between Consultant and the Company in accordance with their terms.

8.                                      Independent Contractor.  During the Term, Consultant acknowledges that he shall be an independent contractor as to the Company and that he shall not act as an agent, partner, employee or legal representative of the Company.  Consultant acknowledges that he shall not possess the authority to bind the Company, nor shall Consultant hold himself out as having such authority, absent the specific approval of or action by the Company.  Consultant further acknowledges and agrees that he shall not retain any third party consultants to provide services to the Company, except pursuant to the prior written approval of  the Chairman.

9.                                      Indemnity.  The Company shall defend and indemnify Consultant from and against any and all claims arising out of the performance of the Services hereunder, except for claims arising out of or related to Consultant’s gross negligence or misconduct or with respect to any acts by or omissions of Consultant not contemplated hereunder.

10.                                 General.

a.                                      Consultant acknowledges that he shall be solely liable for the payment and remission of any income or employment tax due with respect to any amount payable hereunder.

b.                                     This Agreement and the provision of the Services hereunder may not be assigned by Consultant.  The Company may assign this Agreement, including the provision of the Services by Consultant hereunder, to its affiliates without Consultant’s prior consent.

c.                                      This Agreement shall be governed by the internal laws of the State of Missouri, without regard to the conflicts of law provisions thereof.

d.                                     This Agreement contains the entire agreement and understanding by and between the parties  hereto and supersedes and replaces any prior or contemporaneous oral negotiations, commitments, writings and understandings concerning the matters set forth herein.

e.                                      Except as may be expressly provided herein, nothing contained in this Agreement shall be deemed to modify or supersede Consultant’s or the Company’s obligations, as the case may be, under any separate agreement between Consultant and the Company or any of its affiliates, whether entered into as a consultant, employee or otherwise.

f.                                        This Agreement shall be amended only by a writing executed by the parties hereto.

THIS CONSULTING AGREEMENT shall be executed in multiple counterparts, each of which shall be deemed an original, as of the dates set forth below, to be effective as provided above.

Consultant:	Isle of Capri Casinos, Inc.:

/s/ Allan B. Solomon	By:	/s/ Edmund L. Quatmann, Jr.
Allan B. Solomon	Edmund L. Quatmann, Jr.
Date: October 31, 2008	Date: October 31, 2008